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                                                                    EXHIBIT 23.2



                    [SCHMACHTENBERG & ASSOCIATES LETTERHEAD]


October 22, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Amendment No. 8 to Registration Statement on Form S-l Tourjets Airline Corporation

Ladies and Gentlemen:

This firm has acted as counsel for Tourjets Airline Corporation (the "Company") in connection with the proposed public offering by the Company of three million (3,000,000) Shares of Participating Preferred Stock, (par value $.001) at $25.00 per share. In connection with the proposed public offering and above described in Amendment No. 8 to the Registration Statement, we have reviewed the following:

1.     The Certificate of Incorporation and amendments thereto of the Company;
2.     The By-Laws and amendments thereto of the Company; and
3.     The minute books of the Company.

On the basis of such analysis and the examination of such records, we are of the opinion that:

a) the Company has been duly incorporated and is validly existing under the laws of the State of Florida; and
b) The 3,000,000 Participating Preferred Shares have been duly authorized and, when issued, will be legally issued by the Company and will be fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit for the purpose of registering the preferred shares as described in Amendment No. 8 to the Registration Statement on Form S-1.

Very truly yours,


/s/ Lee Schmachtenberg
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Lee C. Schmachtenberg
LCS:MCP\tourjets\sec.ltr